As filed with the Securities and Exchange Commission on May 21, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Quaker Chemical Corporation

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	23-0993790
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Quaker Park, 901 Hector Street Conshohocken, Pennsylvania	19428-0809
(Address of Principal Executive Offices)	(Zip Code)

Quaker Chemical Corporation Retirement Savings Plan

(Full Title of the Plan)

Ronald J. Naples

Chairman and Chief Executive Officer

Quaker Chemical Corporation

One Quaker Park

901 Hector Street

Conshohocken, Pennsylvania 19428-0809

(Name and Address of Agent for Service)

(610) 832-4000

(Telephone Number, Including Area Code, of Agent For Service)

Copy of all communications to:

D. Jeffry Benoliel, Esquire

General Counsel and Secretary

Quaker Chemical Corporation

One Quaker Park

901 Hector Street

Conshohocken, Pennsylvania 19428-0809

(610) 832-4000

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $1.00 par value (2)	50,000 Shares	(3)	$24.54	$1,227,000	$155.46

(1)	Estimated pursuant to Rule 457(c) and (h) solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices of shares of Common Stock on May 18, 2004, as reported on the New York Stock Exchange.
(2)	Includes Series B Preferred Stock Purchase Rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the Common Stock.
(3)	100,000 shares previously registered under a Registration Statement on Form S-8 filed on November 4, 1992 (File No. 33-54158) relating to the Quaker Chemical Corporation Retirement Savings Plan are being carried forward into this Registration Statement; and 50,000 additional shares are being registered herewith. In connection with those 100,000 shares, a filing fee of $664.07 has previously been paid.
(4)	Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also relates to an indeterminate amount of interests in the Quaker Chemical Corporation Retirement Savings Plan and such additional shares and associated stock purchase rights as may be offered and sold under the Plan in the event of a stock split, stock dividend, reverse stock split, split-up, reclassification or other similar event.

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission, and sales of the registered securities will begin as soon as reasonably practicable after such effective date.

EXPLANATORY NOTE

This registration statement registers under the Securities Act of 1933, as amended, 50,000 additional shares of Common Stock of Quaker Chemical Corporation (the “Registrant”) to be issued pursuant the Quaker Chemical Retirement Savings Plan (the “Plan”). Accordingly, the contents of the previous Registration Statement on Form S-8 (No. 33-54158) filed on November 4, 1992 by the Registrant with the Securities and Exchange Commission (the “Commission”) to register 100,000 shares of the Registrant’s Common Stock are incorporated by reference into this registration statement pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant or by the Plan are incorporated by reference in this Registration Statement and made a part hereof:

1. The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003;

2. The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004;

3. The Annual Report on Form 11-K of the Retirement Savings Plan of Quaker Chemical Corporation for the fiscal year ended December 31, 2002;

4. The description of the Registrant’s Common Stock, par value $1.00 per share, set forth in the Registrant’s registration statement on Form 8-A filed with the Commission on August 2, 1996, and any amendments or reports filed for the purpose of updating that description; and

5. The description of the Registrant’s stock purchase rights set forth in the Registrant’s registration statement on Form 8-A filed with the Commission on March 7, 2000, and any amendments or reports filed for the purpose of updating that description.

All documents and reports filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports, other than information in such documents that the Commission allows the Registrant to furnish rather than file and any other information that the Commission allows the Registrant not to incorporate by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of the Registration Statement except as so modified and any statement so superseded shall not be deemed to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable

Item 5.	Interests of Named Experts and Counsel.

Not Applicable

Item 6.	Indemnification of Directors and Officers.

Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), contains provisions relating to the indemnification of persons by a Pennsylvania business corporation, including directors and officers of the corporation.

Sections 1741 and 1742 of the PBCL provide that a business corporation may indemnify directors and officers against liabilities and expenses they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, a business corporation’s power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless and only to the extent it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Section 1743 of the PBCL provides that a business corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities to the extent they are successful on the merits or otherwise in the defense of such actions.

Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 may be made by a business corporation only as authorized in the specific case upon a determination that indemnification of a director or officer is proper because the director or officer met the applicable standard of conduct, and such determination must be made: (i) by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

Section 1745 provides that expenses incurred by a director or officer in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by a business corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

Section 1746 of the PBCL grants a business corporation broad authority to indemnify its directors and officers for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the PBCL permits a business corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Subchapter D of Chapter 17 of the PBCL. The Registrant currently maintains directors and officers liability insurance on behalf of its directors and officers.

Section 1748 applies the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations resulting from consolidation, merger or division.

Section 1750 provides that the indemnification and advancement of expenses pursuant to Subchapter D of Chapter 17 of the PBCL will, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer of the corporation and shall inure to the benefit of the heirs and personal representative of that person.

Section 7.1 of the Registrant’s Bylaws contains provisions requiring the Registrant to indemnify and hold harmless directors and officers to the fullest extent and manner authorized or permitted by the laws of the

Commonwealth of Pennsylvania.

Item 7.	Exemption from Registration Claimed.

Not Applicable

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

5	Opinion of Drinker Biddle & Reath LLP.

23.1	Consent of Drinker Biddle & Reath LLP (included as part of Exhibit 5 hereto).

23.2	Consent of PricewaterhouseCoopers LLP.

24	Power of Attorney (included as part of the signature page hereto).

99.1	Quaker Chemical Corporation Retirement Savings Plan, amended and restated effective January 1, 1997, executed October 11, 2002.

99.2	Amendment No. 1 to Quaker Chemical Corporation Retirement Savings Plan, effective and executed March 13, 2002.

99.3	Amendment No. 2 to the Quaker Chemical Corporation Retirement Savings Plan, effective January 1, 2001 and executed September 25, 2002.

99.4	Amendment No. 3 to the Quaker Chemical Corporation Retirement Savings Plan executed November 20, 2002.

99.5	Amendment No. 4 to the Quaker Chemical Corporation Retirement Savings Plan, effective January 1, 2003 and executed January 29, 2003.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (l)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and each filing of the Plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Conshohocken, Commonwealth of Pennsylvania on this 10th day of March, 2004.

QUAKER CHEMICAL CORPORATION

By:	/s/ Ronald J. Naples

Ronald J. Naples Chairman of the Board and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald J. Naples and Michael F. Barry, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

NOTICE TO SIGNATORIES

The purpose of this Power of Attorney is to give Ronald J. Naples and Michael F. Barry (each an “Agent” and together, the “Agents”) the power to execute certain documents related to this registration statement on your behalf.

This Power of Attorney does not impose a duty on the Agents to exercise granted powers, but when powers are exercised, they must use due care to act for your benefit and in accordance with this Power of Attorney.

Agents may exercise the powers given here for the period during which this registration statement is effective, even after you become incapacitated, unless you expressly limit the duration of these powers or you revoke these powers or a court acting on your behalf terminates the Agents’ authority. A court can take away the powers of the Agents if it finds the Agents are not acting properly.

The powers and duties of an agent under a Power of Attorney are explained more fully in 20 Pa. C.S. Ch. 56.

If there is anything about this form that you do not understand, you should ask a lawyer of your own choosing to explain it to you.

By signing below, you are attesting that you have read or had explained to you the above Notice and that you understand its contents.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald J. Naples Ronald J. Naples	Chairman, Chief Executive Officer and Director	March 10, 2004

/s/ Michael F. Barry Michael F. Barry	Vice President, Chief Financial Officer and Treasurer	March 10, 2004

/s/ Mark A. Featherstone Mark A. Featherstone	Global Controller	March 10, 2004

Joseph B. Anderson, Jr.	Director	March 10, 2004

/s/ Patricia C. Barron Patricia C. Barron	Director	March 10, 2004

/s/ Peter A. Benoliel Peter A. Benoliel	Director	March 10, 2004

Donald R. Caldwell	Director	March 10, 2004

/s/ Robert E. Chappell Robert E. Chappell	Director	March 10, 2004

/s/ William R. Cook William R. Cook	Director	March 10, 2004

/s/ Edwin J. Delattre Edwin J. Delattre	Director	March 10, 2004

/s/ Robert P. Hauptfuhrer Robert P. Hauptfuhrer	Director	March 10, 2004

/s/ Robert H. Rock Robert H. Rock	Director	March 10, 2004

The undersigned have read the above Power of Attorney and acknowledge that each of them, respectively, is the person identified as the agent for the principals listed above. The undersigned hereby acknowledge that in the absence of a specific provision to the contrary in the Power of Attorney or in 20 Pa. C.S. when they, respectively, act as agent, each of them:

(i)	shall exercise the powers for the benefit of the principal;

(ii)	shall exercise reasonable caution and prudence; and

(iii)	shall keep a full and accurate record of all actions on behalf of the principal.

/s/ Ronald J. Naples
Ronald J. Naples

/s/ Michael F. Barry

Michael F. Barry

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan Committee has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Conshohocken, Commonwealth of Pennsylvania, on May 20, 2004.

Quaker Chemical Corporation Retirement Savings Plan

By:	/s/ Michael F. Barry

Michael F. Barry

/s/ D. Jeffry Benoliel

By:	D. Jeffry Benoliel

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5	Opinion of Drinker Biddle & Reath LLP.

23.1	Consent of Drinker Biddle & Reath LLP (included as part of Exhibit 5 hereto).

23.2	Consent of PricewaterhouseCoopers LLP.

24	Power of Attorney (included as part of the signature page hereto).

99.1	Quaker Chemical Corporation Retirement Savings Plan, amended and restated effective January 1, 1997, executed October 11, 2002.

99.2	Amendment No. 1 to Quaker Chemical Corporation Retirement Savings Plan, effective and executed March 13, 2002.

99.3	Amendment No. 2 to the Quaker Chemical Corporation Retirement Savings Plan, effective January 1, 2001 and executed September 25, 2002.

99.4	Amendment No. 3 to the Quaker Chemical Corporation Retirement Savings Plan executed November 20, 2002.

99.5	Amendment No. 4 to the Quaker Chemical Corporation Retirement Savings Plan, effective January 1, 2003 and executed January 29, 2003.